Exhibit 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES NEWPORT BEACH	400 South Hope Street Los Angeles, California 90071 TELEPHONE (213) 430-6000 FACSIMILE (213) 430-6407 www.omm.com	SAN FRANCISCO SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

December 17, 2010

International Lease Finance Corporation

10250 Constellation Blvd., Suite 3400

Los Angeles, CA 90067

Re:                               Registration of 8.625% Senior Notes due 2015 and
8.750% Senior Notes due 2017 of International Lease Finance Corporation

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (such registration statement, as amended or supplemented, the “Registration Statement”) of International Lease Finance Corporation, a California corporation (the “Company”),  in connection with the Company’s offer to exchange (i) up to $1,250,000,000 aggregate principal amount of the Company’s 8.625% Senior Notes due 2015 (the “2015 Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Company’s outstanding 8.625% Senior Notes due 2015 (the “2015 Original Notes”) and (ii) up to $1,500,000,000 aggregate principal amount of the Company’s 8.750% Senior Notes due 2017 (the “2017 Exchange Notes” and, together with the 2015 Exchange Notes, the “Exchange Notes”), which have been registered under the Securities Act, for a like principal amount of the Company’s outstanding 8.750% Senior Notes due 2017 (the “2017 Original Notes” and, together with the 2015 Original Notes, the “Original Notes”).

We have acted as special counsel to the Company in connection with the transactions described above. In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.               The Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company; and

2.               Upon the acceptance for exchange of the Original Notes and the delivery of the Exchange Notes in exchange for the Original Notes in accordance with the Prospectus constituting part of the Registration Statement and the Letter of Transmittal (filed as Exhibit 99.1 to the Registration Statement), and upon the authentication of the certificates representing the Exchange Notes by a duly authorized signatory of the Trustee, the Exchange Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law governed by this opinion letter is limited to the present federal law of the United States and the present law of the State of California. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP